Exhibit 10.75

December 17, 2018

Mr. Douglas S. Ingram

c/o Sarepta Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

Re:Amendment to Restricted Stock Award Agreement

Dear Doug:

This letter agreement (“Letter Agreement”) amends, effective January 1, 2019, certain terms of the Restricted Stock Award Agreement (the “Restricted Stock Agreement”), dated June 26, 2017, between you and Sarepta Therapeutics, Inc. (the “Company”) under the Company’s 2014 Employment Commencement Incentive Plan.  Capitalized terms not otherwise defined in this Letter Agreement have the meanings set forth in the Restricted Stock Agreement. Except as expressly provided herein, the Restricted Stock Agreement will continue in accordance with their terms.

1.Restricted Stock Vesting Schedule.  The second paragraph under the heading “Vesting Schedule” on page one of the Restricted Stock Agreement is deleted and replaced in its entirety with the following:

“Twenty-five percent (25%) of the Restricted Stock shall vest on the one-year anniversary of the Date of Grant; twelve and one-half percent (12.5%) of the Restricted Stock shall vest in six equal installments on each monthly anniversary of the Date of Grant after the one-year anniversary of the Date of Grant and ending on December 31, 2018; twenty-five percent (25%) of the Restricted Stock shall vest on December 31, 2019; twenty-five percent (25%) of the Restricted Stock shall vest on December 31, 2020; and twelve and one-half percent (12.5%) of the Restricted Stock shall vest on June 26, 2021, in each case, subject to the Executive’s continued service to the Company or a subsidiary thereof from the Date of Grant through each applicable vesting date. Executive acknowledges and agrees that this vesting schedule shall replace and supersede the vesting schedule set forth in Section 5(a) of the Employment Agreement dated June 26, 2017, between you and the Company, as amended by letter agreement dated June 26, 2018 (the “Employment Agreement”).  In addition to being subject to the terms and conditions in this Award Agreement and the Plan, the Restricted Stock shall be subject to Section 26 of the Employment Agreement.”

2.Miscellaneous.

(a)Entire Understanding.  This Letter Agreement sets forth the entire agreement between you and the Company regarding the amendment of the Restricted Stock Agreement and supersedes any other discussions or agreements between you and the Company regarding the matters addressed herein.

(b)Severability; Counterparts.  The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision.  If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.  This Letter Agreement may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

To indicate your agreement with the foregoing, please sign and return this Letter Agreement to me. This Letter Agreement will become effective as of the date on which you sign below.

Very truly yours,

SAREPTA THERAPEUTICS, INC.

By: /s/ David Tyronne Howton, Jr.

Name:David Tyronne Howton, Jr.

Title:Senior Vice President, General Counsel and

Corporate Secretary

Accepted and Agreed:

/s/ Douglas S. Ingram

Name:Douglas S. Ingram

Date:December 17, 2018

                                         [Signature Page to Letter Agreement]